Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

EnergySolutions, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 of EnergySolutions, Inc. of our report dated June 28, 2012, with respect to the statements of assets available for benefits of the EnergySolutions, LLC 401(k) Profit Sharing Plan as of December 31, 2011 and 2010, the statement of changes in assets available for benefits for the year ended December 31, 2011, the supplemental schedule of assets (held at end of year) as of December 31, 2011, and the supplemental schedule of delinquent participant contributions for the year ended December 31, 2011, which report appears in the December 31, 2011 annual report on Form 11-K of the EnergySolutions, LLC 401(k) Profit Sharing Plan.

/s/ Tanner LLC

Salt Lake City, Utah

July 20, 2012